U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 5, 2016

Illumination America, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	000-55585	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

(Address of principal executive offices)

561-997-7270

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In order to expand our sales efforts, on May 5, 2016, we purchased certain intangible assets including the tradename “Catalyst LED” (“Catalyst”), its client list, its website domain, list of leads, current pending orders, current bid proposals, and all future orders made under the Catalyst name, as well as its other unregistered trademarks, and goodwill. Under the terms of the Purchase Agreement we agreed to pay ForceField Energy Inc., a Nevada corporation, the owner of the assets, $50,000, which is payable in three equal monthly increments of $16,666.67, commencing on May 15, 2016.

While no assurances can be provided, as a result of this acquisition we expect to record sales of LED products in excess of $300,000 between the date of this report and June 30, 2016. In order to consummate these sales it will be necessary for us to purchase a substantial amount of LED inventory from numerous suppliers. Some of these suppliers have previously extended us significant levels of financing to purchase their LED products. However, there can be no assurances that they will continue to do so, or if they do not, that we will be able to raise capital or to secure the additional financing necessary to purchase the remainder of the inventory on acceptable terms, or at all.

A copy of the applicable Purchase and Sale Agreement is attached as exhibit 10.4 hereto. The value of the acquired assets does not require that we file any audited financial statements relating to these assets as part of this report.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description

10.4	Purchase and Sale Agreement with Forcefield

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2016	ILLUMINATION AMERICA, INC. (Registrant) By: /s/ Ismael Llera Ismael Llera, Chief Executive Officer

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